SEPARATION AGREEMENT AND GENERAL RELEASE
This Separation Agreement and General Release (“Agreement”) is entered into by and between Sherri Baker (“Executive”) and Hyliion Holdings Corp. (the “Company,” and together with Executive, the “Parties”), in connection with Executive’s separation from employment effective as of September 15, 2022 (the “Separation Date”).
In consideration of the payments, mutual promises and agreements contained herein, and other good and valuable consideration the sufficiency of which is hereby acknowledged, the Parties agree as follows:
1.Separation Pay and Other Consideration. Subject to Executive’s compliance with the terms and conditions of this Agreement, the Company will pay or provide to Executive the separation benefits described in this Section 1. Executive agrees that these benefits are in addition to any pay or benefits to which Executive is already entitled as of the Separation Date, and that such benefits provided under this Section 1 are sufficient consideration for the releases and other promises made by Executive in this Agreement.
(a)The Company agrees to pay Executive the total sum of four hundred and twenty-five thousand dollars ($425,000), less all applicable federal, state, and local tax withholdings (the “Separation Pay”). Separation Pay will be divided into twelve (12) substantially equal installments to be paid monthly following the Separation Date, provided that no payment of Separation Pay shall be made before the first payroll date on or after the sixtieth (60th) day following the Separation Date (the “First Payment Date”). On the First Payment Date, the Company shall pay to Executive, without interest, the aggregate amount of Separation Pay relating to installments that, but for the preceding sentence, would have paid between the Separation Date and the First Payment Date.
(b)Each of Executive’s restricted stock awards, restricted stock unit awards and any other Company equity compensation awards (other than any Company equity compensation awards that are subject to performance-based or other similar vesting criteria which were (i) outstanding and unvested as of the Separation Date and (ii) granted to Executive more than one year prior to the Separation Date, shall vest in full and, to the extent applicable, become fully exercisable.
(c)If Executive elects to continue coverage for Executive and Executive’s spouse and eligible dependents, if any, under the Company’s group health plans pursuant to Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”), the Company shall promptly reimburse Executive on a monthly basis for the difference between the amount Executive pays to effect and continue such coverage and the employee contribution amount that similarly situated employees of the Company pay for the same or similar coverage under such group health plans (the “COBRA Reimbursement”). Each payment of the COBRA Reimbursement shall be paid to Executive on the Company’s first regularly scheduled pay date in the calendar month immediately following the calendar month in which Executive submits to the Company documentation of the applicable premium payment having been paid by Executive, which documentation shall be submitted by Executive to the Company within thirty (30) days following the date on which the applicable premium payment is paid, provided that even if such documentation has been provided, no COBRA Reimbursement payments shall be paid until the First Payment Date and provided further that Executive has returned a signed copy of this Agreement to the Company and has not revoked such Agreement during the revocation period that expires within such sixty (60) day period. On the First Payment Date, the Company shall pay to Executive, without interest, the aggregate amount of COBRA Reimbursement payments that, but for the preceding sentence, would have paid between the Separation Date and the First Payment Date. Executive shall be eligible to receive COBRA Subsidy payments until the earliest

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of: (1) the date that is twelve (12) months following the Separation Date; (2) the date Executive is no longer eligible to receive COBRA continuation coverage; and (3) the date on which Executive becomes eligible to receive coverage under a group health plan sponsored by another employer (and any such eligibility shall be promptly reported to the Company by Executive). For the avoidance of doubt, it is Executive’s sole responsibility to complete all paperwork necessary to enroll in COBRA continuation coverage and to pay all premiums associated with COBRA at Executive’s sole cost and expense. The Company’s sole obligation hereunder is to make the COBRA Reimbursement payments to Executive as set forth in this paragraph. Notwithstanding the foregoing, if the provision of the benefits described in this paragraph cannot be provided in the manner described above without penalty, tax or other adverse impact on the Company, then the Company and Executive shall negotiate in good faith to determine an alternative manner in which the Company may provide substantially equivalent benefits to Executive without such adverse impact on the Company.
(d)But for Executive’s execution (and non-revocation) of this Agreement, the Company is not obligated to provide Executive with any of the payments or benefits set forth in Sections 1(a) through 1(c) above. Executive will indicate Executive’s acceptance of the terms and conditions of this Agreement by executing and delivering the signed Agreement to Jose Oxholm at 1202 BMC Drive, Cedar Park, Texas 78613-4681 by overnight courier (UPS or FedEx) or by email to jose.oxholm@hyliion.com on or before the twenty-first (21st) day after receiving this Agreement.
(e)Executive agrees that the Company owes no additional obligations to Executive other than what is set forth herein.
2.Release and Covenant Not to Sue.
(f)Executive understands and agrees that Executive is accepting the Separation Pay and other consideration in Section 1 as a full and complete settlement and compromise of any and all differences and disputes between the Company and the Executive and of any compensation or benefits that would be payable to Executive under that certain Amended and Restated Employment Agreement by and between Executive and the Company dated February 24, 2022 (the “Employment Agreement”) , and that Executive will not seek any further compensation for any monies, fees, claimed damage, costs or attorneys’ fees in connection with these or any other matters or events which have occurred as of the date of this Agreement.
(g)As a material inducement for the Company to enter this Agreement, Executive hereby releases the Company and its affiliates and each of their respective present, past, and future directors, officers, shareholders, partners, assigns, agents, Executives, representatives, attorneys, insurers, predecessors, successors, affiliates, and all persons acting by, through, under, or in concert with any of them (collectively, the “Company Releasees”) from any and all claims, complaints, liabilities or obligations of any kind whatsoever, whether known or unknown, that Executive may have, now has, or has ever had arising from Executive’s employment with the Company or the termination of that employment (including any claims arising from or relating to the Employment Agreement), or any other matter or event that may have occurred as of the date of this Agreement, including without limitation any alleged violation of: any federal, state, or local law, including but not limited to, claims under Title VII of the Civil Rights Act of 1964, as amended by the Civil Rights Act of 1991, Age Discrimination in Employment Act (“ADEA”), the Rehabilitation Act of 1973, the Americans With Disabilities Act, the Family and Medical Leave Act, the Pregnancy Discrimination Act, the Executive Retirement Income Security Act, the Texas Commission on Human Rights Act, the Texas Labor Code, any public policy, contract, tort, or common law claim, any allegation for costs, fees, or other expenses including attorneys’ fees incurred in the matters referenced herein, and any and all claims the Executive may have arising as the result of any alleged breach of contract,

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compensation, incentive, bonus or commission plan or agreement with any Company Releasees (collectively, the “Released Claims”).
(h)Executive specifically acknowledges that Executive has been fully and completely compensated for all hours worked during Executive’s employment with the Company and that Executive has been paid all wages, commissions, benefits, and payments due to Executive from the Company, in accordance with the provisions of the Fair Labor Standards Act and any other federal, state, or local law governing Executive’s employment with the Company.
(i)By signing this Agreement, Executive affirmatively represents and warrants that (i) Executive did not engage in any illegal, unethical, or deceptive conduct in the performance of Executive’s job duties with the Company, and (ii) Executive is not aware of any illegal, unethical, or deceptive conduct that has been committed by any other Executive, affiliate, partner, or agent of the Company that Executive has not already disclosed to the Company.
(j)Executive further agrees and covenants that Executive will not sue or file any complaint, petition, or lawsuit against the Company Releasees with any local, state, or federal court in connection with the claims released under this Agreement. Notwithstanding the foregoing, nothing in this Agreement shall be construed to prohibit Executive from filing a charge with or participating in any investigation or proceeding conducted by a government agency, including but not limited to the Equal Employment Opportunity Commission, charged with enforcement of any law or to challenge the validity of the waiver of claims under the ADEA.  Executive, however, agrees to waive Executive’s right to recover any personal relief, monetary damages, attorneys’ fees, back pay, reinstatement or injunctive relief from the Company and/or Company Releasees in any charge, complaint, or lawsuit filed by Executive or by anyone else on Executive’s behalf. Notwithstanding the foregoing, nothing in this Agreement (i) prohibits, limits or restricts, or shall be construed to prohibit, limit or restrict, the Executive from exercising any legally protected whistleblower rights (including pursuant to Section 21F of the Exchange Act and the rules and regulations thereunder), without notice to or consent from the Company, or (ii) to the extent required by law, prohibits or shall be construed to prohibit the Executive from receiving a reward from the Securities and Exchange Commission or other applicable government agency pursuant to Section 21F of the Exchange Act or other applicable whistleblower or other law or regulation in connection therewith. Executive further understands that this release does not extend to: (i) any rights or claims that arise after the Execution Date; or (ii) any rights that cannot be waived by operation of law.
3.Re-Affirmation of PIIA and Non-Disclosure Covenants.
(k)The Parties acknowledge that, at the outset of Executive’s employment, Executive executed a Proprietary Information, Invention Assignment, Non-Solicitation and Non-Compete Agreement (“PIIA”). Notwithstanding the termination of Executive’s employment with the Company, the post-employment obligations in the PIIA shall remain in full force and effect. By Executive’s execution and non-revocation of this Agreement, Executive re-affirms and re-acknowledges the post-employment duties and obligations in the PIIA, which are incorporated by reference herein.
(l)Executive acknowledges that Executive was privy to and received highly confidential and private information regarding, among other things, the Company, its operations, clients, and finances. Such information, referred to herein as “Confidential Information” includes, but is not limited to, any and all information and data that is not generally known to the public, related to or concerning the Company’s clients, prospective clients, beneficiaries, agents, and affiliates and the business and operations of the Company.

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(m)Executive agrees not to use, misappropriate, retain, disseminate, transfer, or otherwise share with anyone any Confidential Information and/or reaffirms Executive’s non-disclosure obligations already owed to the Company as a result of Executive’s employment and under the PIIA. If Executive receives or is served with a subpoena, or other lawful process that may require Executive to provide Confidential Information, Executive shall give prompt written notice of such fact to the Company so that the Company may, if it so desires, seek a protective order or other governmental or judicial relief, at the Company’s expense, to prevent or limit disclosure of the Confidential Information.
(n)Executive further agrees and understands that any misuse or dissemination of any Confidential Information would be significantly and irrevocably damaging to the Company. Executive understands and agrees that disclosure of Confidential Information would cause irreparable harm to the Company. Should Executive violate this Section 3, the Company reserves the right to seek all appropriate sanctions, up to and including monetary damages, injunctive relief (if appropriate), and recoupment of attorneys’ fees and court costs for having to seek enforcement of this Agreement.
(o)Notwithstanding anything in this Agreement or any other agreement between the Parties to the contrary, Executive is hereby advised that: pursuant to 18 U.S.C. § 1833(b), an individual shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that (i) is made (x) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (y) solely for the purpose of reporting or investigating a suspected violation of law; or (ii) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.  Nothing in this Agreement is intended to conflict with 18 U.S.C. § 1833(b) or create liability for disclosures of trade secrets that are expressly allowed by 18 U.S.C. § 1833(b).  Although Executive is waiving Executive’s individual right to recover damages for any potential claim, nothing in this Agreement limits Executive’s ability to file a charge or complaint with any federal, state, or local agency or commission or to communicate with any government agency, to participate in any investigation or proceeding by these agencies.  When Executive is engaged in any activity described in this Section 3(e), Executive is not required to provide written notice to the Company as described in Section 3(c).
4.Return of Property. All electronic devices, credit cards, keys, data, records, files, recordings, videos, notes or other documents or materials, whether in written or electronic form, and all copies thereof, relating to the Company, its operations, business, affairs, clients, or potential clients that Executive received from or during employment with the Company, specifically including Confidential Information, (collectively, “Company Property”) are the sole and exclusive property of the Company. Executive shall return to the Company all Company Property in Executive’s possession, custody, or control on or prior to the date of Executive’s execution of this Agreement. After returning all Company Property to the Company as required above, Executive shall permanently destroy/delete all Company Property in Executive’s possession, custody, or control, or to which Executive has access, on all sources or mediums, including but not limited to Executive’s computers, external drives and storage devices, phones, tablets, email accounts or cloud storage accounts. Executive is prohibited from retaining any Company Property following the date of Executive’s execution of this Agreement, and any such retention shall be a material breach of this Agreement.
5.Non-Disparagement. Executive agrees not to make any disparaging statements, remarks, or comments, whether written or verbal, about the Company or the Company Releasees. The named executive officers and the board of directors of the Company will not make any disparaging statements, or comments, whether written or verbal, about the Executive. A breach of this restriction by Executive may result in forfeiture of the Separation Pay, in addition to any additional damages sustained as a result of such breach. Nothing in this Agreement prohibits,

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limits or restricts, or shall be construed to prohibit, limit or restrict, the Executive from exercising any legally protected whistleblower rights without notice to or consent from the Company.
6.Cooperation. Executive agrees to reasonably cooperate and assist the Company with regard to any Company matters that have arisen or may arise relating to the time period of Executive’s employment, including, without limitation, in respect of the removal of Executive from any positions held as an officer or director of the Company or any of its affiliates, and in respect of any current or future claim or litigation involving the Company or its affiliates. Such cooperation shall include, without limitation, being available at reasonable times and places for interviews, reviewing documents, testifying in a deposition or a legal or administrative proceeding, and providing input to the Company in preparing defenses to any pending or future claims involving the Company. The Company will use reasonable business efforts to limit Executive’s travel and interference with Executive’s other obligations. The Company agrees to pay or reimburse Executive for any reasonable out of pocket expenses incurred by Executive as a result of such cooperation.
7.Voluntary Execution. Executive understands and agrees that Executive:
(p)has read this Agreement carefully and completely;
(q)understands and knowingly and voluntarily agrees to the terms, conditions, and waivers set forth in this Agreement;
(r)is hereby advised in writing to consult with an attorney of Executive’s choice prior to executing this Agreement and has had ample opportunity and sufficient time to seek such advice;
(s)agrees that the Separation Pay and other consideration provided for in Section 1 of this Agreement is in addition to any consideration to which Executive may already be entitled;
(t)may take up to twenty-one (21) days to consider whether Executive desires to execute this Agreement. Should Executive wish to accept the benefits set forth herein, Executive must sign and return this Agreement on or before the twenty-first (21st) day after receiving this Agreement, after which time the offer of this Agreement will be withdrawn and rendered void. Modifications to the terms of the Agreement, whether material or not, shall not re-start or otherwise change the 21-day period that Executive has to review the Agreement; and
(u)has a period of seven (7) days after executing this Agreement to revoke this Agreement (the “Revocation Period”). To be valid, any such revocation must be in writing and delivered to Jose Oxholm at 1202 BMC Drive, Cedar Park, Texas 78613-4681 or by email to jose.oxholm@hyliion.com such that it is received before the expiration of the Revocation Period. Executive understands that, upon the expiration of the Revocation Period (the “Effective Date”), this entire Agreement will be binding upon Executive and will be irrevocable. For the avoidance of any doubt, if Executive revokes this Agreement, none of the Separation Pay or other consideration set forth in Section 1 of this Agreement shall be owed to or provided to the Executive.
8.Entire Agreement. The Parties represent and acknowledge that in entering and executing this Agreement, they have not relied upon any representations or statements made by the other party to this Agreement, or by the agents, representatives, or attorneys of the other party, with regard to the subject matter, basis, or effect of this Agreement. Except for the post-employment obligations in the PIIA, which shall remain in full force and effect, this Agreement

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sets forth the entire agreement between the Parties and fully supersedes any and all prior agreements or understandings, written or oral, between the Parties pertaining to the subject matter hereof.
9.Section 409A. This Agreement is intended to comply with Section 409A of the Internal Revenue Code of 1986, as amended, and the regulatory and other guidance promulgated thereunder (“Section 409A”), or an exemption thereunder, and shall be construed and administered in accordance with Section 409A. Notwithstanding any other provision of this Agreement, payments provided under this Agreement may only be made upon an event and in a manner that complies with Section 409A or an applicable exemption. Any payments under this Agreement that may be excluded from Section 409A either as separation pay due to an involuntary separation from service, as a short-term deferral, or as a settlement payment pursuant to a bona fide legal dispute shall be excluded from Section 409A to the maximum extent possible. For purposes of Section 409A, installment payments provided under this Agreement shall each be a separate and distinct payment. To the extent Section 409A is applicable, any payments to be made under this Agreement upon a termination of employment shall only be made upon a “separation from service” under Section 409A. Notwithstanding the foregoing, the Company makes no representations that the payments and benefits provided under this Agreement comply with Section 409A or an exemption thereunder and in no event shall the Company be liable for all or any portion of any taxes, penalties, interest, or other expenses that may be incurred by Executive on account of non-compliance with Section 409A or an exemption thereunder.
10.Severability. Other than Sections 2-4, should any court of competent jurisdiction declare any provision of this Agreement to be wholly or partially illegal, invalid, or unenforceable, the offending provision (or portion thereof) shall be stricken and all remaining provisions shall remain in full force and effect and shall be unaffected by such declaration. Should any court of competent jurisdiction declare any portion of Sections 2-4 of this Agreement illegal, invalid, or unenforceable, the offending provision (or portion thereof) shall be modified to the minimum extent necessary to allow enforceability, it being intended that the Parties receive the benefits contemplated herein to the fullest extent permitted by law.
11.No Admission of Liability. This Agreement shall not in any way be construed as an admission by the Company or any Company Releasee of any improper actions or liability whatsoever as to Executive or any other person, and the Company specifically disclaims any liability to or improper actions against Executive or any other person, on the part of itself or any Company Releasee.
12.Waiver of Breach. The failure by either party to insist upon the performance of any one or more terms, covenants or conditions of this Agreement or the PIIA shall not be construed as a waiver or relinquishment of any right granted hereunder or of any future performance of any such term, covenant or condition, and the obligation of either party with respect hereto shall continue in full force and effect.
13.Governing Law/Forum Selection Clause. This Agreement shall be governed by and construed under the laws of the State of Texas applicable to contracts to be executed and performed in the State of Texas. The Parties hereby irrevocably agree to submit to the jurisdiction of the State of Texas and that any dispute arising out of this Agreement or Executive’s employment shall be litigated exclusively the State of Texas.
14.Gender and Number. Whenever the context of this Agreement requires, the gender of all words herein shall include the masculine, feminine, and neuter, and the number of all words herein shall include the singular and plural.

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15.Jury Trial Waiver. The Parties hereby waive any right to trial by jury in connection with any suit, action, or proceeding under or in connection with this Agreement, Executive’s employment, or termination of Executive’s employment.
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PLEASE READ CAREFULLY. THIS SEPARATION AGREEMENT INCLUDES THE RELEASE OF ALL CLAIMS AGAINST THE COMPANY, INCLUDING THOSE ARISING OUT OF EXECUTIVE’S EMPLOYMENT WITH THE COMPANY, THE TERMINATION THEREOF, AND ALL CLAIMS ARISING UNDER THE ADEA.

IN WITNESS WHEREOF, the Parties have entered into this Agreement.

    EXECUTIVE

    /s/ Sherri Baker____________________________________
    Sherri Baker

    9/16/22___________________________________________
    Date

HYLIION HOLDINGS CORP.

By:     /s/Thomas Healy__________________________________

9/16/22__________________________________________
    Date

[Signature Page to Separation Agreement and General Release]

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